Exhibit 99(b)

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (In thousands, except per share information and where noted)

Cautionary Statement Concerning Forward Looking Statements

      The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”). The 1995 Act provides a “safe harbor” for forward-looking statements to encourage companies to provide information without fear of litigation so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected.

      Set forth below is a summary of factors the Company believes important and that could cause actual results to differ from the Company’s expectations. The Company is publishing these factors pursuant to the 1995 Act. These factors should not be construed as exhaustive or as an admission regarding the adequacy of disclosure made by the Company prior to the effective date of the 1995 Act. Readers should understand that many factors govern whether any forward-looking statements can or will be achieved. Any one of those results could cause actual results to differ materially from those projected. The words “believe,” “expect,” “anticipate,” “intend,” “aim,” “will” and similar words identify forward-looking statements. The Company cautions readers that the following important factors, along with other items discussed throughout this section, could affect the Company’s actual results and could cause the Company’s actual results to differ materially from those expressed either orally or in writing in any forward-looking statements made by or on behalf of the Company:

•	General economic or capital market conditions affecting the demand for transactional financial printing or other solution offerings.

•	The effects of war or acts of terrorism.

•	Loss or retirement of key executives, employees or technical personnel.

•	The effect of changes within the Company’s organization or in the compensation and benefit plans and the ability of the Company to attract and retain experienced and qualified management and sales personnel.

•	Natural events and acts of God such as earthquakes, fires or floods.

•	The ability of the Company to integrate the operations of acquisitions into its operations.

Results of Operations

      Historically, the Company has primarily provided financial printing and other related services. Revenue related to transactional financial printing services is affected by cyclical conditions of the capital markets. Over the past few years the Company has diversified and expanded its service offerings to be less dependent on transactional financial printing and to reduce the exposure that earnings have to the cyclical financial markets. Revenue (as a percentage of the Company’s total revenue) relating to the financial printing segment was 64% in 2002, compared to 68% and 78% in 2001 and 2000, respectively. Revenue relating to the financial printing segment has declined as a percentage of total revenue due to a combination of the Company’s diversification efforts and the overall slowdown in capital market activity.

      Management evaluates the performance of its operating segments separately to monitor the different factors affecting financial results. Each segment is subject to review and evaluation as management monitors current market conditions, market opportunities and available resources. The performance of each segment is discussed over the next few pages. The Internet consulting and development segment is no longer being discussed as it was classified as a discontinued operation during the second quarter of 2001, based on management’s decision to exit this segment.

      In addition to measures of operating performance determined in accordance with generally accepted accounting principles, management also uses segment profit and segment profit less depreciation expense to evaluate the performance of its operating segments. Segment profit is defined as gross margin (revenue less cost of revenue) less selling and administrative expenses. Segment performance is evaluated exclusive of the disposal of certain assets, purchased in-process research and development charges, restructuring, integration and asset impairment charges, interest, income taxes, amortization, certain shared corporate expenses, other expenses and other income. Segment profit and segment profit less depreciation expense are measured because management believes that such information is useful in evaluating the results of certain segments relative to other entities that operate within these industries and to its affiliated segments.

      The Company continually reviews its business, manages costs, and aligns its resources with market demand, especially in light of the recent volatility of the capital markets and sustained decrease in transactional financial printing activity. As a result, the Company took several steps over the last two years to bring its costs in line with the level of current market activity.

      In the fourth quarter of 2000 the Company undertook cost cutting initiatives resulting in reductions in fixed and variable costs, and a staff reduction of approximately 3% of the Company’s worldwide workforce. In April 2001 the Company undertook an additional 10% reduction in the financial print segment and related corporate overhead staff.

      In August 2001, in conjunction with the upgrades and investments made to its manufacturing network, Bowne announced the discontinuance of its Chicago pressroom, thus furthering the consolidation of the worldwide manufacturing network. In October 2001, the Company undertook an additional 10% reduction in financial print staffing and related corporate overhead. In total, the cost reduction initiatives taken by the Company in 2001 resulted in a reduction of the Company’s annual cost base for continuing operations by approximately $70 million.

      In September 2002, the Company undertook additional cost cutting initiatives resulting in reductions in fixed and variable costs, and a staff reduction of approximately 2.5% of the Bowne worldwide workforce, primarily in the financial printing segment. These staff reductions resulted in approximately $2.3 million in severance and related personnel costs. These cost reduction initiatives taken by the Company are expected to result in an additional $10 million reduction of the Company’s annual cost base.

      During the fourth quarter of 2002, the Company recorded restructuring, integration and asset impairment charges of $15.8 million in connection with additional workforce reductions, office closings, and the integration of GlobalNet’s operations with BGS. The Company reduced its workforce 6.0%, or approximately 500 employees, during the fourth quarter of 2002. In addition, several offices were closed in both the financial printing and globalization segments. The charges above also included approximately $2.2 million of non-cash asset impairment charges related to the financial print and globalization segments, as a result of the office closings. In connection with its previously announced cost reduction initiatives, the Company expects to incur additional restructuring, integration and asset impairment charges during 2003 ranging from $10 million to $15 million, primarily related to office closings, potential headcount reductions and the integration of GlobalNet’s operations into BGS. These cost reduction initiatives are expected to provide an additional $35 million in annualized cost savings on the Company’s fixed cost base. In addition, the Company may incur additional charges in 2003 if further cost reduction efforts are considered necessary.

      Since beginning its cost cutting initiatives in the fourth quarter of 2000, the Company has reduced its worldwide workforce by approximately 20%, and reduced its annual cost base for continuing operations by approximately $105 million through December 2002.

      Much of the expense reductions within the financial printing segment are the result of the elimination of redundant staff and facilities that the Company maintained while it was bringing new technology solutions and manufacturing capacity on-line to support the unprecedented growth in transactional financial print work from 1996-2000. The Company does not anticipate the need to fully replace this staff or the discontinued facilities in order to service the anticipated eventual return of the capital transactional market. In addition to the cost reductions in its financial printing segment, the Company has also made workforce reductions in its outsourcing and globalization segments due to softness in those markets, as well as the integration of the acquisitions of Mendez and GlobalNet into the existing BGS operation.

      The Company completed two acquisitions during 2001 that affect comparability of results. In April 2001, the Company completed the acquisition of Document Management Services, Inc. (“DMS”), an outsourcing business in Boston that is complementary to the Company’s existing outsourcing business and has strengthened its position in this important market. In August 2001, the Company completed the acquisition of Mendez S.A., which strengthened the Company’s leadership position in the globalization and localization industry by combining complementary lines of business, enhancing service offerings, and adding clients in the transportation, aerospace and health care sectors, among others.

      The Company also completed two acquisitions during 2002 that affect comparability of results. On September 27, 2002, BGS Companies, Inc. completed the acquisition of GlobalNet from Berlitz International, Inc. and Berlitz Investment Corporation for $75 million. GlobalNet provides globalization and localization services, software testing, translation and interpretation services. The Company expects that the acquisition of GlobalNet will strengthen BGS’s position in the globalization and localization industry and enhance BGS’s results by enabling BGS to combine complementary services, improve efficiencies, and diversify its customer base. This acquisition became part of the globalization segment. In December 2002, the Company acquired DecisionQuest, a provider of litigation resources, including trial research, strategic communications and strategic marketing, for approximately $31 million in cash. The purchase agreement also provides for additional payments in the event certain future performance measures are achieved over a one-year period. The Company expects that the acquisition of DecisionQuest will enable BBS to provide a broader and deeper array of outsourced services to the legal industry. This acquisition became part of the outsourcing segment.

      With regard to future acquisition activity, the Company will continue to evaluate potential acquisition candidates in areas that will enhance its existing businesses.

      The Company also completed two other transactions in the third quarter of 2002 that affect comparability of results. The Company sold certain publishing assets and liabilities in its financial printing segment for approximately $15.0 million. The carrying value of liabilities exceeded the carrying value of assets by approximately $0.4 million, therefore the sale resulted in a gain of approximately $15.4 million for the year ended December 31, 2002. The Company also completed the sale of the Chicago office building for approximately $8.3 million, resulting in a gain of $4.9 million during the third quarter of 2002.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Financial Printing

      Revenue decreased $82,921, or 11%, to $638,269 for the year ended December 31, 2002, with the largest class of service in this segment, transactional financial printing, down $33,004, or 11% to $256,238 in 2002. The market for transactional financial printing remained low and was down during 2002, as compared to 2001, primarily due to the lack of capital market activity in 2002, both domestic and international. Over the past two years, the Company has experienced a continued decline in transactional financial printing revenue as the result of the capital market downturn. Total transactional revenues in 2002 were the lowest in seven years. Despite this downturn, the Company continues to maintain its industry leading market share in both the domestic and international markets. During the year ended December 31, 2002, the Company performed financial printing services for two of the largest IPOs in the market, Travelers Property Casualty and Nestle’s spin-off of Alcon, and for 45% of all IPOs registered in the U.S. in that period. The Company also performed financial printing services for some significant mergers and acquisitions transactions during 2002, including more than 40% of transactions over $50 million that required printing during the year.

      The international market was also affected by the downturn in the capital markets, with 2002 revenues of $87,467 compared to 2001 revenues of $102,190, a 14% decline. We believe that our share of this competitive market has remained stable and that we continue to be the leading provider of services in most international markets. In Europe, the Company performed the financial printing services for the Schering acquisition of

Collateral Theurapeutics, and Barilla’s acquisition of Kamps. Also, revenue increased in Asia, mainly from China, Korea and Taiwan, and the Company performed financial printing services during the second quarter of 2002 for the Bank of China initial public offering.

      The resources that the Company commits to the transactional financial market are significant and management continues to balance these resources with market conditions. During 2002, the Company responded to the continued lower levels of activity in the capital markets by further reducing its staffing and other operating expenses, including closing some sales offices. As of year end, financial print staffing levels were below the level of 1996. During 2002, total restructuring and asset impairment charges related to the financial printing segment incurred as a result of these programs were $7,034, compared to $6,567 in 2001.

      Commercial printing revenue decreased $32,861, or 49%, primarily as a result of the decreased demand for commercial printing services, as well as the sale of the Company’s Montreal commercial printing operations in June 2001 and a decision by the Company to focus on higher margin work. Digital printing revenue decreased $5,477, or 20%, due to decreased volumes of statement printing, as well as a decision by the Company to focus on higher margin digital printing work. Mutual fund revenue decreased $14,685, or 9%, primarily due to the consolidation of funds and tightened spending by mutual funds in reaction to slowness in the financial markets. These decreases were offset to some degree by increased revenue from corporate reporting. Revenue from these services increased by $5,963, or 4%, compared to 2001.

      Gross margin contribution of this segment decreased by $10,408. However, the gross margin percentage increased by approximately three percentage points to 39%, reflecting better resource utilization due primarily to the cost savings realized as a result of the Company’s cost reduction initiatives, and also due to the focus on higher margin business.

      Selling and administrative expenses decreased $8,163 or 4%, to $180,467, primarily as a result of cost reductions implemented during the year, including realizing the full effect of the workforce reductions during the second and fourth quarters of 2001. The decrease was also the result of lower expenses that are directly associated with sales such as selling expenses (including commissions and bonuses) and certain variable administrative expenses. As a percent of sales, selling and administrative expenses increased by approximately two percentage points to 28%. This increase is primarily the result of lower revenues available to absorb certain fixed selling and administrative expenses.

      Segment profit (as defined in Note 16 to the Consolidated Financial Statements) from this segment for 2002 was $66,569. This was a decrease of $2,245, or 3%, compared to segment profit of $68,814 in 2001. Refer to Note 16 of the Consolidated Financial Statements for additional segment financial information and reconciliation of segment profit to pre-tax income (loss).

Outsourcing

      Revenue increased $2,095, or 1%, to $233,886 for the year ended December 31, 2002. The slight increase is attributed to both the acquisition of DMS in April 2001 and the acquisition of DecisionQuest in December 2002. Other revenue was down slightly compared to the prior year, as volume growth on existing client contracts and new customers was more than offset by decreased revenue from certain existing customers due to the sustained downturn in the capital markets, as well as lost revenue from former customers who have gone out of business or are in bankruptcy.

      The outsourcing segment provides a full array of outsourcing services in information technology, document processing services, creative services, litigation support services, and office document services, primarily to the legal, investment banking and financial services industries. Services are contractual and, therefore, help provide a means to manage business volatility more effectively. Declining volumes can be offset somewhat through monthly minimum charges on certain contracts, as well as contract language that calls for the removal of underutilized assets such as copier machines. At the same time, the Company expects that additional outsourcing opportunities from new clients will become more prevalent as businesses continue to focus on core competencies and look for cost-effective alternatives to managing their document and infrastructure requirements.

      Gross margin from this segment increased $2,464, or 6%, while the margin percentage increased approximately one percentage point to 20%. This increase in gross margin percentage is directly related to cost cutting initiatives such as the 2001 workforce reduction, a continued focus on driving productivity while improving costs, and improving bottom line growth through effective asset management and automation. This was partially offset by lower resource utilization at investment banking clients due to decreased volumes as a result of the downturn in the capital markets.

      Selling and administrative expenses increased $1,631, or 6%, to $30,039, and as a percent of sales, it increased by approximately one percentage point to 13%. This increase is caused by an increase in certain administrative costs, including facilities costs, and the acquisition of DMS and DecisionQuest.

      During 2002, the outsourcing segment incurred $420 in severance-related restructuring charges and $1,300 in non-cash asset impairment charges, compared to $5,412 of restructuring and asset impairment charges in 2001.

      Segment profit (as defined in Note 16 to the Consolidated Financial Statements) from this segment in 2002 was $15,642. This was an increase of $833, or 6%, over segment profit of $14,809 in 2001. Refer to Note 16 of the Consolidated Financial Statements for additional segment financial information and reconciliation of segment profit to pre-tax income (loss).

Globalization

      Revenue increased $29,521, or 29%, to $131,171 in 2002. This is due to the acquisition of Mendez in August 2001 and GlobalNet in September of 2002. The acquisition related increases were offset by lower spending by some of our largest clients in the technology industry, caused primarily by delays in their new product releases. In addition, 2001 benefited from a large one-time project for a significant customer. The Company anticipates increased revenue in 2003 as a result of the GlobalNet acquisition as well as through organic growth.

      Gross margin from this segment increased $7,355, or 20%, while the gross margin percentage decreased approximately two percentage points to 34%. Lower than expected revenue growth on a higher fixed cost base, resulting from the Mendez acquisition, is the principal cause of the margin percentage decline. The Company has attempted to align its resource levels with the lower level of revenue, but because of restrictive labor laws in most European countries, where the majority of BGS’ employees work, this process took most of the year. In addition, constant price pressure throughout the industry has eroded margins. The Company anticipates margin improvement as it continues to merge redundant facilities and further integrates BGS’s workforce with that of GlobalNet.

      Selling and administrative expenses increased $18,067, or 59%, to $48,574, and as a percentage of revenue increased approximately seven percentage points to 37%. The increase in selling and administrative expenses is generally related to the acquisitions of Mendez and GlobalNet. The increase as a percentage of revenue is primarily due to lower than expected revenue growth on a higher fixed cost base. The Company expects this segment to benefit from economies of scale created by the acquisition of GlobalNet and anticipates cost savings as it merges redundant facilities and integrates the two workforces, resulting in a reduction of these costs as a percentage of sales.

      During 2002, restructuring, integration and asset impairment charges related to the globalization segment were $10,624. These charges primarily related to workforce reductions, office closings, and other costs associated with the integration of GlobalNet.

      As a result of the foregoing, segment loss (as defined in Note 16 to the Consolidated Financial Statements) for this segment in 2002 was $4,441. This compares to segment profit in 2001 of $6,271. The Company expects this segment’s profit to improve in 2003 for the reasons discussed above. Refer to Note 16 of the Consolidated Financial Statements for additional segment financial information and reconciliation of segment profit to pre-tax income (loss).

      During 2002, the globalization segment’s goodwill balance increased by $40,833 to $107,766, primarily as a result of the GlobalNet acquisition. As part of the Company’s year-end impairment testing, this segment’s fair value was higher than its carrying value, and therefore the goodwill balance was not impaired. The Company will continue to monitor the globalization segment’s results compared to projections. If the globalization segment does not meet its projected operating results, then a non-cash goodwill impairment charge could potentially result.

Summary

      Overall revenue decreased $51,305, or 5%, to $1,003,326. The decrease is attributed to the decline in financial printing partially offset by increases in outsourcing and globalization. There was a $7,595, or 2%, decrease in gross margin, however, the gross margin percentage increased approximately one percentage point to 33%. This increase in gross margin percentage was attributable to the improvements generated from better resource utilization due to workforce reductions during 2001 and 2002, as well as a focus on higher margin business, offset by declining margin percentages in globalization.

      Selling and administrative expenses on a company-wide basis increased $4,134, or 2%, to $268,955. This category is affected by increased selling and administrative expenses from the acquisitions of Mendez, DMS, GlobalNet and DecisionQuest, offset by decreases primarily due to lower costs directly related to the decrease in sales, such as selling expenses (including commissions and bonuses) and certain variable administrative expenses, as well as decreases in administrative expenses as a result of workforce reductions and reductions in discretionary spending. As a percentage of sales, these expenses increased by approximately two percentage points to 27%. This percentage increase is primarily the result of lower revenues available to absorb certain fixed selling and administrative expenses.

      Depreciation decreased $455, primarily as a result of the sale of the commercial printing operations in Montreal, Quebec in June 2001, and reduced capital expenditures in recent years. Amortization decreased $5,984 as a result of the adoption of SFAS 142 which eliminated goodwill amortization effective January 1, 2002.

      There were $19,378 in restructuring, integration, and asset impairment charges in 2002, as compared to $20,949 in the prior year, as discussed in Note 18 to the financial statements.

      Interest expense increased $705, an 11% increase, as a result of a combination of a higher average interest rate in the current year (5.2% for the year ended December 31, 2002, as compared to 4.6% for the same period in 2001), and higher average borrowings in 2002 ($133 million for the year ended December 31, 2002, as compared to $123 million for the same period in 2001).

      The gain (loss) on sale of certain printing assets relates to the sale of certain publishing assets and liabilities associated with its financial print segment (gain of $15,369) in 2002, as discussed in Note 3 to the financial statements, and to the sale of the commercial print operation in Montreal (loss of $1,858) in 2001.

      The gain on the sale of building relates to the sale of the Company’s Chicago office building (gain of $4,889) in the current year, as discussed in Note 3 to the financial statements.

      The overall effective income tax rate was impacted significantly because there was no benefit taken for losses in certain foreign jurisdictions because of the uncertainty regarding their realization. In addition, the Company’s non-deductible items grew as a percentage of pre-tax income from 2001 to 2002.

      As a result of the foregoing, income from continuing operations for 2002 was $355 as compared to a loss of $7,715 for the same period last year.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Financial Printing

      Revenue decreased $197,636, or 22%, to $721,190 for the year ended December 31, 2001. The largest class of service in this segment, transactional financial printing, decreased nearly 40%, or $191,679, to

$289,242 in 2001. Total transactional revenues in 2001 were the lowest in six years. This was due to the overall contraction in the capital markets in 2001, both domestic and international. This was a continued decline from what the Company experienced in the second half of 2000 in the domestic capital markets.

      In 2001, the domestic capital market experienced a significant reduction in the number of transactions being successfully completed. In particular, the market for initial public offerings severely constricted. The IPO market was down approximately 80% and the M & A market was down approximately 30% to 40%. While we continued to maintain our share of this market in 2001, the reduced activity impacted our revenues and gross margins since, historically, transactional financial print revenues are our most profitable class of service.

      The international market was also impacted by the downturn in the capital markets, with 2001 revenues of $102,190 compared to 2000 revenues of $176,664, a 42% decline. We believe that our share of this competitive market has remained stable and that we continue to be the leading provider of services in most international markets. Several large deals were completed in the fourth quarter of 2001. In Asia, we performed all of the financial printing services for the privatization of China’s aluminum company, Chinalco, which listed its shares in both New York and Hong Kong. We also provided the financial printing services for one of Korea’s largest financial institutions, KDIC. In Europe, we performed all of the financial printing services for one of 2001’s top five largest equity offerings, Converium’s equity offering, a spin-off from Zurich Financial Services, and we also performed the financial printing services required on France Telecom’s $5 billion debt restructuring.

      The resources that the Company commits to the transactional financial market are significant and management continued to balance these resources with market conditions. During 2001, the Company responded to the continued lower levels of activity in the capital markets by reducing its staffing and other operating expenses. By the end of 2001, financial print staffing levels were at approximately the same level as in 1996. Restructuring charges of $5,698 were incurred as a result of these programs. During 2001, total restructuring and asset impairment charges related to the financial printing segment were $6,567, compared to $2,106 in 2000.

      The decrease in transactional financial printing revenue was offset to some degree by increased revenue from mutual fund services and corporate reporting. Revenue from these services increased by $25,031, or 9%, compared to 2000. These services are important because they provide a more stable volume of work than transactional financial printing and we expect these services to be less cyclical. Most of the work performed for clients in these markets is driven by long-term relationships.

      Other non-transactional revenue, including revenue from commercial printing, insurance company services, digital printing and publishing services, decreased by $30,988, or 21%, as a result of a decline in general economic conditions in 2001.

      Gross margin contributed by this segment decreased by $109,865 while the margin percentage slid approximately four percentage points to 36%. The margins in the transactional financial printing service were negatively impacted by lower resource utilization due to the volatility of the capital markets. In addition, the faster growing services of mutual fund and corporate printing contributed at a lower marginal rate.

      Selling and administrative expenses decreased $38,435, or 17%, to $188,630. The decrease was primarily the result of lower expenses that are directly associated with sales such as selling expenses (including commissions and bonuses) and certain variable administrative expenses. Administrative expenses that are not tied to sales volume decreased as a result of our cost containment programs and the workforce reductions announced during the second and fourth quarters of 2001. As a percent of sales, selling and administrative expenses increased by approximately one percentage point to 26%. This increase is primarily the result of lower revenues available to absorb certain fixed selling and administrative expenses.

      As a result of the foregoing, segment profit (as defined in Note 16 to the Consolidated Financial Statements) for this segment in 2001 was $68,814. This was a decrease of $71,430, or 51%, compared to segment profit of $140,244 in 2000. Refer to Note 16 of the Consolidated Financial Statements for additional segment financial information and reconciliation of segment profit to pre-tax income (loss).

Outsourcing

      Revenue increased $40,174, or 21%, to $231,791 for the year ended December 31, 2001. The increase was attributed to volume growth on existing client contracts, strong new business performance driving incremental revenue of $24,900, and the acquisition of DMS in April 2001. These increases were partially offset by decreased revenue from certain existing customers due to client downsizings and the sustained downturn in the capital markets. Revenue from DMS during 2001 was $10,932, therefore, organic revenue growth was approximately 15%.

      Gross profit from this segment increased by $8,672 and the gross margin percentage increased by approximately one percentage point to 19%. This increase in gross margin percentage was directly related to cost cutting initiatives such as the 2001 workforce reduction and continued focus on driving bottom line growth through effective asset management and automation. This was partially offset by lower resource utilization at certain clients due to the decreased volumes related to the downturn in the capital markets. Selling and administrative expenses increased $3,197 and decreased by approximately one percentage point as a percent of revenue.

      During 2001, restructuring and asset impairment charges related to the outsourcing segment were $5,412. These charges primarily related to workforce reductions, equipment write-offs and asset impairments.

      As a result of the foregoing, segment profit (as defined in Note 16 to the Consolidated Financial Statements) for this segment in 2001 was $14,809. This was an increase of $5,475, or 59%, compared to segment profit of $9,334 in 2000. Refer to Note 16 of the Consolidated Financial Statements for additional segment financial information and reconciliation of segment profit to pre-tax income (loss).

Globalization

      Revenue from this segment increased by $32,755, or 48%, to $101,650. Approximately $20,624 of this increase was due to the acquisition of Mendez at the end of August 2001. The remaining increase of $12,131, representing organic growth of 18%, was from a combination of increased business from existing customers and new customers. Some of the business from existing customers was related to nonrecurring projects.

      Gross margin increased 87%, or $17,129, to $36,778, while the gross margin percentage increased by eight percentage points to 36%. This was achieved by streamlining certain processes, improving our resource utilization and focusing on our more profitable services and customer contracts and synergies realized with the acquisition of Mendez. In addition, the increased revenue enabled the Company to operate at a level that absorbed more of its fixed costs.

      Selling and administrative expenses increased $9,846, of which $5,867 relates to the acquisition of Mendez. As a percent of revenues, these expenses remained constant at 30%.

      During 2001, restructuring, integration and asset impairment charges related to the globalization segment were $5,945. These charges primarily related to workforce reductions, office closings, and other costs associated with the integration of Mendez.

      As a result of the foregoing, segment profit (as defined in Note 16 to the Consolidated Financial Statements) for this segment in 2001 was $6,271. This was an increase of $7,283 compared to the 2000 segment loss of $1,012. Refer to Note 16 of the Consolidated Financial Statements for additional segment financial information and reconciliation of segment profit to pre-tax income (loss).

Summary

      As a result of the foregoing, overall revenue decreased by 11% to $1,054,631, a decrease of $124,707. The decrease was attributed to the large decline in transactional financial printing partially offset by increases in outsourcing and globalization. There was an $83,887 decrease in gross margin and the gross margin percentage decreased approximately four percentage points to 32%. This decrease was attributable to the declines in the Company’s financial printing segment, partially offset by improvements in the globalization segment.

      Selling and administrative expenses decreased $29,958, or 10%, to $264,821. The decrease was primarily due to lower costs directly related to the decrease in sales, such as selling expenses (including commissions and bonuses) and certain variable administrative expenses. Administrative expenses that are not tied to sales volume decreased as a result of workforce reductions and reductions in discretionary spending during 2001. As a percentage of total revenues, these expenses remained consistent at 25%.

      Depreciation expense decreased $1,232, principally resulting from the impact of the sale of the Montreal subsidiary and reduced capital expenditures as compared to the last several years.

      Amortization expense increased $683 related to the Mendez and DMS acquisitions.

      There were $800 of purchased in-process research and development charges in the current year in connection with the Mendez acquisition. This was recorded as expense at the date of acquisition in accordance with applicable accounting standards.

      There were $20,949 in restructuring, integration, and asset impairment charges in 2001, as compared to $2,106 in the prior year, as previously explained. In addition to the $17,924 of charges related to the reportable segments, the Company also incurred an impairment loss of approximately $3,025 related to an asset held for investment.

      There was an operating loss of $577 in 2001, compared with operating income of $74,304 in 2000, a decrease of $74,881 primarily related to reduced sales and gross profits, as well as higher restructuring and asset impairment charges.

      Interest expense decreased by $832, an 11% decrease, resulting primarily from lower interest rates in the current year, partially offset by higher average borrowings.

      Other income (expense), net consists of interest income, realized losses on sales of marketable securities and other assets, foreign currency transaction gains and losses, and litigation accruals. The other income of $1,565 in 2001 compared to expense of $1,635 in the prior year is primarily due to an accrual in connection with a matter in litigation in 2000.

      The loss on sale of certain printing assets in 2001 relates to the sale of the commercial printing operation in Montreal.

      The effective overall income tax rate was impacted by the pre-tax income incurred during 2000 compared to pre-tax loss in 2001. The tax rate benefit in 2001 was also impacted by the increase in overall permanent differences in relation to the Company’s pre-tax loss. The Company incurred non-deductible expenses related to impairment charges in both 2000 and 2001 and the loss on the sale of the Montreal subsidiary during 2001, while the other permanent differences remained constant.

      As a result of the foregoing, net loss from continuing operations was $7,715 compared to net income of $37,270 for the same period in 2000, a decrease of $44,985.

      As previously discussed, the Company discontinued its Internet consulting and development segment, which resulted in losses of $16,363 and $30,262 in 2001 and 2000, respectively. The net loss of the Company was $24,078 for 2001, as compared to net income of $7,008 in 2000.

2003 Outlook

      The following statements and certain statements made elsewhere in this document are based upon current expectations. These statements are forward looking and actual results may differ materially. Current trends in the global economy, particularly in the domestic and international capital markets, compounded by world events in general, make it difficult at present to project future activity (also refer to the first two paragraphs of this Item 7).

      During 2003, the Company expects improved results over our comparable 2002 results. The results of our financial print business will continue to be impacted by the anticipated softness in the capital markets, both domestically and internationally. We expect improvement at both BBS and BGS as we integrate recent acquisitions into existing operations.

      Although several circumstances, including volatile market conditions, have limited the Company’s ability to predict future financial results, we estimate that full year 2003 results will be in the ranges shown below. The outlook reflects results from continuing operations, and the per share information excludes any restructuring charges, integration costs or one-time items. The Company anticipates $10 million to $15 million in charges related to previously announced cost containment initiatives and the integration of the GlobalNet acquisition. In addition, the Company may incur additional charges in 2003 if further cost reduction efforts are considered necessary.

Full-year 2003

Revenue	Approx. $1.1 billion
Diluted earnings per share, in the range of	$0.30 to $0.60
Capital expenditures	Approx. $30 million

Liquidity and Capital Resources

      On December 31, 2002, the Company had a working capital ratio of 1.46 to 1 and working capital of $82,339. On December 31, 2001, the Company had a working capital ratio of 1.42 to 1 and working capital of $78,142. An increase of approximately $37 million in working capital is due to the decrease in the current portion of long-term debt as a result of renewing the revolving line of credit, since this debt was classified as current at December 31, 2001 and is classified as long-term at December 31, 2002. In addition, approximately $16 million of the increase in working capital is due to the acquisition of GlobalNet on September 27, 2002. This acquisition was funded with long-term debt. These increases in working capital were offset by a decrease in prepaid expenses related to an income tax receivable, as well as a decrease in accounts receivable of approximately $20 million (excluding the effect of acquisitions) as a result of better collections in 2002. There was also an increase in accrued expenses related to higher restructuring accruals in the current year.

      In February 2002, the Company completed a $75 million private placement of senior unsecured notes with several institutional lenders. The notes have an average life of 7.2 years with an approximate interest rate of 7.3%. The proceeds from the private placement were used to pay down a portion of the Company’s existing revolving credit facility. The Company completed its new three-year $175 million revolving credit facility on July 2, 2002, which had an outstanding balance of $64 million at December 31, 2002. The new credit agreement bears interest at LIBOR plus 105-200 basis points or an alternative base rate (greater of Federal Funds rate plus 50 basis points or the Prime rate) depending on certain leverage ratios.

      The terms of the new notes and revolving credit agreement provide certain limitations on additional indebtedness, sale and leaseback transactions, asset sales and certain other transactions. Additionally, the Company is subject to certain financial covenants based on its results of operations. The Company was in compliance with all loan covenants as of December 31, 2002. The senior unsecured notes and revolving credit agreement are guaranteed by substantially all of the Company’s subsidiaries.

      Due to the continued economic downturn and impact on the Company’s business, the revolving credit agreement and private placement notes were amended in March 2003 to modify certain financial covenant requirements and definitions. Under the terms of the amendment, the Company will be required to meet revised debt-to-EBITDA and fixed charge coverage ratios from the first quarter of 2003 through the first quarter of 2004. These financial covenant requirements will revert back to the previously existing covenant levels beginning in the second quarter of 2004. The new covenants are less restrictive than the previously existing covenants. Based upon its current projections, the Company believes it will be in compliance with the revised quarterly loan covenants throughout fiscal 2003. In the event that actual results do not approximate forecasted results, management believes it could execute contingency plans to mitigate such effects. Such plans include additional cost reductions, asset sales, or seeking additional alternative financing. While the Company believes that it could obtain requisite additional financing, there can be no assurance that such financing would be available on a timely basis or on acceptable terms.

      In consideration for the amendment, the Company has agreed to provide accounts receivable as collateral. The collateral will be shared proportionally between the parties to the revolving credit agreement and the senior unsecured notes. In addition, interest rates charged under the revolving credit agreement have increased to LIBOR plus 125-325 basis points depending on certain leverage ratios as defined in the credit agreement, compared to LIBOR plus 105-200 basis points under the previously existing covenants. Interest rates charged under the senior unsecured notes have increased by 25 basis points during the amendment period and a subsequent period during which the Company must meet the original covenant requirements. The Company expects to pay an amendment fee to approving lenders of approximately $0.9 million, which will be amortized to interest expense over the period covered by the amendment.

      If the Company failed to meet one or more of its loan covenants, such occurrence would be considered an event of default. In the event the Company was unable to obtain a waiver or unable to provide an allowable remedy for such event of default, the Company’s lenders would be entitled to certain remedies, including the ability to terminate their loan commitments and to demand immediate repayment, including payment in full. Were the Company’s lenders to demand immediate payment in full, the Company could not make such payment from existing funds and would have to seek replacement financing. While the Company believes it would be able to obtain replacement financing, the Company’s ability to secure such replacement financing could not be guaranteed, and if necessary, such financing could carry higher costs.

      It is expected that the cash generated from operations, working capital and the Company’s borrowing capacity will be sufficient to fund its development and integration needs (both foreign and domestic), finance future acquisitions, if any, and capital expenditures, provide for the payment of dividends, and meet the debt service requirements. The Company experiences certain seasonal factors with respect to its borrowing needs; the heaviest period for borrowing is normally the second quarter. The Company’s existing borrowing capacity provides for this seasonal increase.

      Capital expenditures for the year ended December 31, 2002 were $29,543. The Company plans capital spending in a similar range for 2003 (approximately $30 million).

Cash Flows

      Our focus on cash management continues, including managing receivables, inventory and free cash flow. Year-to-date average days sales outstanding improved to 70 days in 2002 from 75 days in 2001. The Company had net cash provided by operating activities of $74,788, $72,435, and $56,652 for the years ended December 31, 2002, 2001 and 2000, respectively. Net cash provided by operating activities in 2002 reflects an increase in accrued expenses, as opposed to a decrease in that line item in the prior year. This change is primarily caused by higher accruals for restructuring charges. Offsetting this is a smaller decrease in accounts receivable than experienced in the prior year, and a slight increase in inventory in the current year as opposed to a decrease in the prior year. Overall, cash provided by operating activities from continuing operations decreased by almost $10 million. Additionally, cash used in discontinued operations in 2002 was almost $12 million lower than in 2001. The increase in 2001 reflects the impact of significant decreases in accounts receivable and inventory during 2001, as opposed to increases in those asset classes in 2000. These changes in accounts receivable and inventory were offset by the impact of lower net income of approximately $31 million in 2001. The change in prepaid assets provided an increase to cash flow from operations in 2001 of $20 million, as there was a large prepaid balance at December 31, 2000 consisting of a net overpayment of estimated income taxes and equipment deposits that were awaiting reimbursement under a synthetic lease agreement. There were also significant decreases in the employee compensation and benefits and accrued expense categories.

      Net cash used in investing activities was $92,445, $94,801, and $44,809 for the years ended December 31, 2002, 2001 and 2000, respectively. The change from 2001 to 2002 was primarily a result of a decreased level of capital expenditures in 2002, as well as proceeds recognized on the sale of certain printing assets and the Chicago building in 2002. This was offset partially by a higher amount of cash paid for acquisitions than in 2001, connected with the GlobalNet and DecisionQuest acquisitions. The increase in 2001 was primarily a result of a higher amount of cash paid for acquisitions than in 2000, connected with the Mendez and DMS acquisitions. This was offset partially by a decreased level of capital expenditures in 2001.

      Net cash provided by (used in) financing activities was $22,769, $19,833, and $(11,999), for the years ended December 31, 2002, 2001 and 2000, respectively. The change in 2002 primarily resulted from slightly higher net borrowings in 2002, as compared to 2001, as well as slightly higher proceeds from stock option exercises. The change in 2001 primarily resulted from less funds used to acquire treasury stock (resulting in a decrease in cash used for that purpose of $43 million in 2001). This is offset by lower net borrowings in 2001, as compared to 2000, of $13 million.

      During the year ended December 31, 2000, the Company used approximately $43 million to repurchase shares of its common stock, in accordance with the Board of Directors authorization of the Company’s stock repurchase program. These funds were provided through net borrowings during 2000. In the year ended December 31, 2001, the Company used approximately $90 thousand to repurchase shares of its common stock. No shares were repurchased during the year ended December 31, 2002.

Contractual Obligations and Commercial Commitments

      As previously discussed, the Company’s debt consists primarily of the senior unsecured notes issued in the private placement in February 2002 and the outstanding amounts under its revolving credit facility. The Company also leases equipment under leases that are accounted for as capital leases, where the equipment and related lease obligation are recorded on the Company’s balance sheet.

      The Company and its subsidiaries also occupy premises and utilize equipment under operating leases that expire at various dates through 2020. The obligations under these operating leases are not recorded on the Company’s balance sheet in accordance with generally accepted accounting principles. Many of these leases provide for payment of certain expenses and contain renewal and purchase options.

      One operating lease is for printing equipment in the U.S. and Canada funded through a master agreement administered by a commercial bank and is commonly referred to as a synthetic lease. At the expiration of the lease in April 2003, the Company has the right to roll the arrangement into a new lease or purchase the equipment for a guaranteed residual value. As of December 31, 2002, the lease payments were based on the cost of the equipment plus LIBOR plus 150 or 200 basis points (while the Canadian portion of the lease is based on Canadian LIBOR plus 35 basis points). The equipment under this lease as of December 31, 2002 has an aggregate residual value of approximately $16.6 million, all of which is included in the table below in the future minimum synthetic lease payment amounts. The Company has borrowed the maximum under the agreement, leasing equipment with an aggregate initial cost of approximately $23 million. Since this equipment is integral to the Company’s operations, the Company will either buy the equipment or renew the lease when the lease expires.

      The Company’s contractual obligations and commercial commitments are summarized in the table below:

	Payments Due by Period

		Less Than					Beyond
Contractual Obligations	Total	1 Year	2 Years	3 Years	4 Years	5 Years	5 Years

Debt	$143,137	$437	$2,291	$64,475	$604	$25,173	$50,157
Operating leases	208,630	46,701	40,378	29,206	21,340	16,470	54,535
Capital lease obligations	68	60	8	—	—	—	—
Synthetic lease	17,246	17,246	—	—	—	—	—
Unconditional purchase obligations	5,947	1,200	1,800	2,947	—	—	—

Total contractual cash obligations	$375,028	$65,644	$44,477	$96,628	$21,944	$41,643	$104,692

      The operating lease obligations shown in the preceding table have not been reduced by minimum non-cancelable sublease rentals aggregating approximately $2 million. The Company remains secondarily liable under these leases in the event that the sublessee defaults under the sublease terms. The Company does not believe that material payments will be required under these agreements. The Company also has issued standby letters of credit in the ordinary course of business totaling $3,191. These letters of credit expire in 2003 ($2,485), 2004 ($515) and 2006 ($191). The Company also has issued a guarantee of up to $6 million Canadian dollars related to a credit facility of its Canadian subsidiary, which would require payment by the Company in the event of default on payment. The amount outstanding under this credit facility at December 31, 2002 was US$1,431. The Company does not use derivatives, variable interest entities, or any other form of off-balance sheet financing.

      The Company is involved in certain minor joint venture arrangements that are intended to complement the Company’s core services and markets. The Company has the discretion to provide funding on occasion for working capital or capital expenditures. The Company makes an evaluation of additional funding based on an assessment of the venture’s business opportunities. The Company believes that any possible commitments arising from these arrangements will not be significant to the Company’s financial condition or results of operations.

The Application of Critical Accounting Policies

      The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States. The Company’s significant accounting polices are disclosed in Note 1 to the Consolidated Financial Statements. The selection and application of these accounting principles and methods requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as certain financial statement disclosures. On an ongoing basis, the Company evaluates its estimates, including those related to the recognition of revenue under the percentage of completion method of accounting, allowance for doubtful accounts, valuation of goodwill and other intangible assets, income tax provision and deferred taxes, restructuring costs, actuarial assumptions for employee benefit plans, and contingent liabilities related to litigation and other claims and assessments. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. While management believes that the estimates and assumptions it uses in preparing the financial statements are appropriate, these estimates and assumptions are subject to a number of factors and uncertainties regarding their ultimate outcome, and therefore, actual results could differ from these estimates.

      The Company has identified its critical accounting policies and estimates below. These are policies and estimates that the Company believes are the most important in portraying the Company’s financial condition and results, and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Management has discussed the development, selection and disclosure of these critical accounting policies and estimates with the Audit Committee of the Company’s Board of Directors.

      Accounting for Goodwill and Intangible Assets — Two issues arise with respect to these assets that require significant management estimates and judgment: a) the valuation in connection with the initial purchase price allocation and b) the ongoing evaluation for impairment.

      In accordance with Statement of Financial Accounting Standard No. 141 (“SFAS No. 141”), “Business Combinations,” the Company allocates the cost of acquired companies to the identifiable tangible and intangible assets and liabilities acquired, with the remaining amount being classified as goodwill. Certain intangible assets, such as customer relationships, are amortized to expense over time, while in-process research and development costs, if any, are recorded as a one-time charge at the acquisition date if it is determined that it has no alternative future use. The Company’s future operating performance will be impacted by the future amortization of identifiable intangible assets and potential impairment charges related to goodwill. Accordingly, the allocation of the purchase price to intangible assets and goodwill has a significant impact on the Company’s future operating results. The allocation of the purchase price of the acquired companies to intangible assets and goodwill requires management to make significant estimates and assumptions, including estimates of future cash flows expected to be generated by the acquired assets and the appropriate discount rate to value these cash flows. Should different conditions prevail, material write-downs of net intangible assets and/or goodwill could occur.

      The Company has acquired certain identifiable intangible assets in connection with its acquisitions of Donnelley Enterprise Solutions Inc. in 1998, DMS and Mendez in 2001, and GlobalNet and DecisionQuest in 2002. These identifiable intangible assets primarily consist of the value associated with customer relationships, trade name, covenants not to compete, software licenses and proprietary technology. The valuation of these identifiable intangible assets is subjective and requires a great deal of expertise and judgment. For these reasons, the Company has used independent 3rd party valuation firms to value these assets. The values of the customer relationships were primarily derived using estimates of future cash flows to be generated from the customer relationships. This approach was used since the inherent value of the customer relationship is its ability to generate current and future income. The value of the software licenses were derived using the market approach, which is based upon the value of similar or alternative technology. This approach was used due to the uncertainty regarding the amount of future cash flows to be generated from the software license. The value of the trade name was determined using an estimated market-based royalty rate applied to projected future revenue. The value of the proprietary technology was based on estimated replacement cost. The value of the covenant not to compete was determined using a discounted cash flow methodology. While different amounts would have been reported using different methods or using different assumptions, the Company believes that the methods selected and the assumptions used are the most appropriate for each asset analyzed.

      As discussed in Note 7 to the Consolidated Financial Statements, the Company adopted the provisions of Statement of Financial Accounting Standard No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets” on January 1, 2002. This standard requires annual impairment testing of goodwill based upon the estimated fair value of the Company’s reporting units. We completed our initial transitional test for goodwill impairment as of June 30, 2002, the result of which concluded that the goodwill balance was not impaired. At December 31, 2002, our goodwill balance was $226,386, which primarily related to the globalization segment ($107,766) and the outsourcing segment ($102,785).

      In testing for potential impairment of goodwill, SFAS 142 requires the Company to: 1) allocate goodwill to the reporting units to which the acquired goodwill relates, 2) estimate the fair value of those reporting units to which goodwill relates, and 3) determine the carrying value (book value) of those reporting units. Furthermore, if the estimated fair value is less than the carrying value for a particular reporting unit, then we are required to estimate the fair value of all identifiable assets and liabilities of the reporting unit in a manner similar to a purchase price allocation for an acquired business. Only after this process is completed is the amount of goodwill impairment determined.

      Accordingly, the process of evaluating the potential impairment of goodwill is highly subjective and requires significant judgment at many points during the analysis. For impairment testing purposes, the Company has utilized the services of independent consultants to perform valuations of the Company’s reporting units that contained significant balances of goodwill. The fair value of the Company’s reporting units was estimated based on discounted expected future cash flows using a weighted average cost of capital rate. Additionally, an assumed terminal growth rate was used to project future cash flows beyond base years. The estimates and assumptions regarding expected cash flows, terminal growth rates and the discount rate require considerable judgment and are based upon historical experience, financial forecasts, and industry trends and conditions. These assumptions are consistent with the plans and estimates we use to manage the underlying business.

      Based on our estimates, the Company has concluded that there is no impairment of goodwill. However, a decline in expected cash flows or the estimated terminal value could cause reporting units to be valued differently. If the reporting units do not meet projected operating results, then this analysis could potentially result in a non-cash goodwill impairment charge, depending on the estimated value of the Company’s reporting units. Additionally, an increase in the assumed discount rate (weighted average cost of capital) could also result in goodwill impairment.

      Revenue Recognition — The Company recognizes revenue for substantially all services within its financial print and outsourcing segments when products or services are delivered to customers or when completed. Revenue for services provided within the Company’s globalization segment are recognized under the percentage of completion method, which relies on estimates of total expected contract revenues and costs. The Company follows this method since reasonably dependable estimates of the revenue and costs applicable to various elements of the contract can be made. Since the financial reporting of these contracts depends on estimates, which are assessed continually during the term of these contracts, recognized revenues and profit are subject to revisions as the contract progresses toward completion. Revisions in profit estimates are reflected in the period in which the facts that give rise to the provision become known. The Company believes these revenue recognition methods best represent when the Company has earned revenue.

      Allowance for Doubtful Accounts — The Company realizes that it will be unable to collect all amounts that it bills to its customers. Therefore, it estimates the amount of billed receivables that it will be unable to collect and provides an allowance for doubtful accounts during each accounting period. A considerable amount of judgment is required in assessing the realization of these receivables. The Company’s estimates are based on, among other things, the aging of its account receivables, its past experience collecting receivables, information about the ability of individual customers to pay, and current economic conditions. While such estimates have been within our expectations and the provisions established, a change in financial condition of specific customers or in overall trends experienced may result in future adjustments of our estimates of recoverability of our receivables. As of December 31, 2002, the Company had an allowance for doubtful accounts of $16,142.

      Accounting for Income Taxes — Accounting for taxes requires significant judgments in the development of estimates used in income tax calculations. Such judgments include, but would not be limited to, the likelihood the Company would realize the benefits of net operating loss carryforwards, the adequacy of valuation allowances, and the rates used to measure transactions with foreign subsidiaries. As part of the process of preparing the Company’s financial statements, the Company is required to estimate its income taxes in each of the jurisdictions in which the Company operates. The judgments and estimates used are subject to challenge by domestic and foreign taxing authorities. It is possible that either domestic or foreign taxing authorities could challenge those judgments and estimates and draw conclusions that would cause the Company to incur liabilities in excess of those currently recorded. The Company uses an estimate of its annual effective tax rate at each interim period based upon the facts and circumstances available at that time, while the actual effective tax rate is calculated at year-end. Changes in the geographical mix or estimated amount of annual pre-tax income could impact the Company’s overall effective tax rate.

      The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

      At December 31, 2002 and 2001, the Company had deferred tax assets in excess of deferred tax liabilities of $12,675 and $5,102, respectively. At December 31, 2002 and 2001, management determined that it is more likely than not that $7,671 and $3,052, respectively, of such assets will be realized, resulting in a valuation allowance of $5,004 and $2,050, respectively.

      The Company evaluates quarterly the realizability of its deferred tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization are the Company’s forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. While the Company has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event the Company were to determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should the Company determine that it would not be able to realize all or part of its net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made. In management’s opinion, adequate provisions for income taxes have been made for all years presented.

      Accounting for Pensions — The Company sponsors a defined benefit pension plan in the U.S. The Company accounts for its defined benefit pension plan in accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” which requires that expenses and liabilities recognized in financial statements be actuarially calculated. Under these accounting standards, assumptions are made regarding the valuation of benefit obligations and the future performance of plan assets. Delayed recognition of differences between actual results and expected or estimated results is a guiding principle of these standards. This delayed recognition of actual results allows for a smoothed recognition of changes in benefit obligations and plan performance over the working lives of the employees who benefit under the plan. The primary assumptions used in calculating pension expense and liability are related to the expected rate of return on plan assets, projected salary increases, and the discount rate at which the future obligations are discounted to value the liability. The annual measurement date for these assumptions is December 31.

      The expected rate of return on plan assets assumption is based on the long-term expected returns for the investment mix of assets currently in the portfolio. Management uses historic return trends of the asset portfolio combined with anticipated future market conditions to estimate the rate of return. Since 1998, the Company had been using an expected return on plan assets assumption of 9.5%, which was consistent with the long-term asset returns of the portfolio. During 2002, management lowered the expected rate of return assumption to 9.0% due to the expected lower future performance of the U.S. equity markets. Each 0.5 percentage point change in the assumed long-term rate of return would result in a $0.25 million change in pension expense.

      The projected salary increase assumption is based upon historical trends and comparisons of the external market. Higher rates of increase result in higher pension expenses. As this rate is also a long-term expected rate, it is less likely to change on an annual basis. Management has used the rate of 4.0% for the past two years.

      The discount rate assumption is tied to a long-term high quality bond index and is therefore subject to annual fluctuations. A lower discount rate increases the present value of the pension obligations, which results in higher pension expense. The discount rate was 6.5% at December 31, 2002, compared to 7.25% at December 31, 2001 and 7.75% at December 31, 2000. The 7.25% percent at December 31, 2001 was used to calculate the 2002 pension expense. Each 0.5 percentage point change in the discount rate would result in a $6.5 million change in the projected pension benefit obligation and a $0.6 million change in pension expense.

      Restructuring Accrual — During fiscal 2002 and 2001, the Company recorded significant restructuring charges representing the direct costs of downsizing our business. Prior to the fourth quarter of 2002, these costs were accrued in accordance with EITF 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).” During the fourth quarter of 2002, the Company adopted Statement of Financial Accounting Standard No. 146 (“SFAS 146”), “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, whereas under EITF 94-3, the liability was recognized at the commitment date to an exit plan.

      As a component of the 2002 restructuring charge of $19.4 million, the Company recorded an expense related to facility closures and lease termination costs totaling $3.3 million. The recorded amount was based on the fair value of contractual obligations contained in the leases (net of estimated sublease income) discounted using a credit-adjusted risk-free rate. This expense was recorded using our estimates of future expected cash flows associated with these office closings. The liability associated with the facility closures will be adjusted for revisions related to the timing and amount of estimated cash flows in the period they become known.

      Useful Lives of Long-lived Assets — The Company estimates the useful lives of long-lived assets such as property, plant and equipment and intangible assets based upon its estimates of how long those assets will provide economic benefits to the Company. The Company believes its estimates are reasonable and consistent with other companies in the industry. The Company has not experienced significant changes to its useful lives in recent years, and therefore does not believe that it is likely that materially different amounts would be reported under different conditions or using different assumptions.

Recent Accounting Pronouncements

      In July 2001, the FASB issued Statement of Financial Accounting Standard No. 143 (“SFAS 143”), “Accounting for Asset Retirement Obligations”. SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity is required to capitalize the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. SFAS 143 is effective for fiscal years beginning after June 15, 2002 and will be adopted by the Company effective fiscal 2003. The Company believes adoption of this standard will not have a material effect on its financial statements.

      In July 2002, the FASB issued Statement of Financial Accounting Standard No. 146 (“SFAS 146”), “Accounting for Costs Associated with Exit or Disposal Activities”, which nullifies Emerging Issues Task Force Issue No. 94-3 (“EITF 94-3”). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, whereas under EITF 94-3, the liability was recognized at the commitment date to an exit plan. The Company adopted the provisions of SFAS 146 effective for exit or disposal activities initiated in the fourth quarter of 2002. The impact of adoption of the statement was to recognize those charges relating to the Company’s restructuring plan that had met the liability recognition criteria under SFAS 146. Certain charges that did not meet the liability recognition criteria will be recognized in future periods as the plan is implemented. Such charges to be recognized in future periods are estimated to be approximately $7 million, and are included in the $10 million to $15 million of expected restructuring charges in connection with previously announced cost initiatives described on page 10.

      In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation sets forth expanded disclosure requirements in the financial statements about a guarantor’s obligations under certain guarantees that it has issued. It also clarifies that, under certain circumstances, a guarantor is required to recognize a liability for the fair value of the obligation at the inception of the guarantee. Certain types of guarantees, such as product warranties, guarantees accounted for as derivatives, and guarantees related to parent-subsidiary relationships are excluded from the liability recognition provisions of FIN 45, however, they are subject to disclosure requirements. The initial liability recognition provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements for interim or annual periods ending after December 15, 2002. The Company believes that the adoption of this interpretation will not have a material impact on its consolidated financial position or results of operations.

      In December 2002, the FASB issued Statement of Financial Accounting Standard No. 148 (“SFAS 148”), “Accounting for Stock-Based Compensation — Transition and Disclosure”, which amends Statement of Financial Accounting Standard No. 123 (“SFAS 123”) to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. SFAS 148 also amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method on reported results. Although the Company continues to apply APB Opinion No. 25 and related interpretations, the Company has adopted the disclosure requirements of SFAS 148 during the fourth quarter of 2002.